Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in Amendment No. 4 to Registration Statement on Form S-1 (No. 333-76842) incorporated by reference into this Registration Statement on Form S-1 and related prospectus, filed under Rule 462B(b) by MedSource Technologies, Inc. of our reports dated April 2, 1999 relating to the financial statements and financial statement schedule of The MicroSpring Company, Inc., which appear in such Registration Statement of MedSource Technologies, Inc. We also consent to the references to us under the heading “Experts” incorporated by reference into such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
March 27, 2002